Venture Global Reports Third Quarter 2025 Results

Summary Financial Highlights

	Three months ended September 30,	Nine months ended September 30,
(in billions)	2025	2025

Revenue	$3.3	$9.3
Income from operations	$1.3	$3.4
Net income[1]	$0.4	$1.2
Consolidated Adjusted EBITDA[2]	$1.5	$4.3

ARLINGTON, Va., November 10, 2025 – Venture Global, Inc. ("Venture Global," "we," or "our") (NYSE: VG) has reported financial results for the quarter ended September 30, 2025. As a reminder, Venture Global will host a conference call for investors and analysts beginning at 9:00 am Eastern Time (ET), November 10, 2025, to discuss third quarter results.
•Generated revenue of approximately $3.3 billion (an increase of 260% from Q3 2024), income from operations of approximately $1.3 billion (an increase of 598% from Q3 2024), net income1 of approximately $0.4 billion (an increase from a net loss in Q3 2024), and Consolidated Adjusted EBITDA2 of approximately $1.5 billion (an increase of 439% from Q3 2024).
•Exported 100 cargos totaling 372 TBtu of liquefied natural gas ("LNG"), a new record for Venture Global, and an increase of 69 cargos totaling 261 TBtu, or 237%, from Q3 2024.
•Total assets of $50.1 billion, an increase of $10.7 billion from $39.4 billion as of September 30, 2024.
•Announced this week two new long-term LNG sales and purchase agreements ("SPAs"): 1.0 MTPA 20-year SPA with Naturgy of Spain and 0.5 MTPA 20-year SPA with Atlantic-SEE LNG Trade S.A. of Greece.
•As previously announced during Q3 2025, Venture Global signed three additional LNG SPAs which, in conjunction with those signed in November, brings total contracted quantities in the second half of 2025 to 5.25 MTPA.
◦Executed a 1.0 MTPA 20-year SPA with PETRONAS LNG Ltd.
◦Executed an additional 0.75 MTPA to a previous 20-year SPA with SEFE Energy GmbH
◦Executed a 2.0 MTPA 20-year SPA with Eni S.P.A.
•The Calcasieu Project reached another milestone, exporting the project's 500th cargo on November 8, 2025.
•The CP2 Project received final authorization from the U.S. Department of Energy for LNG exports to non-free trade agreement nations.
•As previously announced during Q3 2025, Venture Global reached a final investment decision for Phase 1 of the CP2 Project and the associated CP Express Pipeline with the successful closing of a $15.1 billion project financing.
•Other recent key financial milestones achieved during the quarter through today include:
◦Secured a $2 billion corporate revolving credit facility with more than twelve of the world’s leading banks, providing increased liquidity and flexibility.
◦Raised $1.575 billion through the Blackfin Pipeline joint venture, which provides capital for the completion of the project and an $889 million distribution to Venture Global.
◦As previously announced, Venture Global Plaquemines LNG, LLC closed a $4.0 billion offering of senior secured notes in July 2025.

1     Net income as used herein refers to net income attributable to common stockholders on our Condensed Consolidated Statements of Operations.
2    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income (loss) attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests.

With 34 of 36 liquefaction trains at the Plaquemines Project now producing LNG, we expect total cargos across our projects to be 382 - 386 cargos for the year. We are reducing and tightening the range of our Consolidated Adjusted EBITDA(2) guidance to $6.35 billion - $6.50 billion from $6.40 billion - $6.80 billion, adjusting for lower expected fixed liquefaction fees reflecting higher domestic natural gas prices, two expected DES loadings that will be realized upon delivery at their destinations in early 2026 and accounting reserves relating to ongoing arbitrations.

“The Venture Global team continues to excel operationally, as evidenced by the significant accomplishments we achieved this quarter, including the 100 cargos we exported in Q3, our elevated financial performance year-over-year and successful capital transactions, and the execution of over 5 MTPA in new LNG supply agreements,” said Venture Global CEO Mike Sabel. “We are pleased with the construction and commissioning process at Plaquemines, which is progressing well and safely despite power island construction delays and normal-course challenges inherent in projects of this scale and complexity. This quarter we reaffirmed our COD timing for Phase 1 and Phase 2, and thanks to incremental investments made by VG including temporary power at no additional cost to our customers, we remain on track to reach COD at Phase 1 in 54 months. The early-stage construction progress at CP2 is also well positioned to bring new LNG supply to global markets on schedule. Our record of execution positions Venture Global as an important leader in the LNG market, enabling us to provide flexible short and medium term supply as well as the lowest-cost long-term LNG to the world.”

Summary and Review of Financial Results

(in millions, except LNG data)	Three months ended September 30,			Nine months ended September 30,
	2025	2024	% Change	2025	2024	% Change

Revenue	$3,329	$926	260%	$9,324	$3,448	170%
Income from operations	$1,320	$189	598%	$3,438	$1,169	194%
Net income (loss)[1]	$429	$(347)	NA	$1,193	$604	98%
Consolidated Adjusted EBITDA[2]	$1,525	$283	439%	$4,264	$1,416	201%
LNG volumes exported:
Cargos	100	31	223%	252	107	136%
TBtu	371.8	110.4	237%	936.3	384.0	144%
LNG volumes sold (TBtu)	373.0	100.0	273%	930.5	373.0	149%

Net income1 for the three months ended September 30, 2025, increased $776 million as compared to a net loss1 during the same period in 2024. This increase was largely driven by higher income from operations of $1.1 billion primarily due higher LNG sales volumes of $1.9 billion primarily at the Plaquemines Project, partially offset by lower LNG sales prices net of the cost of feed gas of $645 million at the Calcasieu Project due to the commencement of LNG sales under its post-COD SPAs in April 2025, non-cash favorable changes in interest rates swaps of $336 million and higher interest expense of $293 million. Consolidated Adjusted EBITDA2 for the three months ended September 30, 2025, increased $1.2 billion, or 439%, as compared to 2024 driven primarily by higher LNG sales volumes primarily at the Plaquemines Project, resulting in greater total margin for LNG sold.

Net income1 for the nine months ended September 30, 2025, increased by $589 million, or 98%, as compared to 2024. This increase was primarily driven by higher income from operations of $2.3 billion primarily due to higher LNG sales volumes $4.0 billion primarily at the Plaquemines Project, partially offset by lower LNG sales prices net of the cost of feed gas of $1.0 billion at the Calcasieu Project due to the commencement of LNG sales under its post-COD SPAs in April 2025, non-cash unfavorable changes in interest rate swaps of $518 million and higher interest expense of $540 million. Consolidated Adjusted EBITDA2 for the nine months ended September 30, 2025, increased $2.8 billion, or 201%, as compared to 2024 driven primarily by higher LNG sales volumes primarily at the Plaquemines Project, partially offset by lower LNG sales prices net of the cost of feed gas at the Calcasieu Project.
1    Net income (loss) as used herein refers to net income (loss) attributable to common stockholders on our Condensed Consolidated Statements of Operations.
2 Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to net income (loss) attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests.

Updated 2025 Outlook

Our updated guidance for 2025 is as follows:
•Consolidated Adjusted EBITDA1 guidance for the full year 2025 is being reduced and tightened from $6.40 billion - $6.80 billion to $6.35 billion - $6.50 billion. The reduction accounts for a lower assumed fixed liquefaction fee on the remaining unsold cargos and the impact of reserves taken relative to ongoing arbitrations.
◦As noted last quarter, changes in natural gas prices, both domestic and international, could impact Consolidated Adjusted EBITDA guidance. The spread between domestic and international prices for gas and LNG is largely unchanged since last quarter. Consequently, we assume a fixed liquefaction fee range of $4.50/MMBtu - $5.50/MMBtu for our remaining unsold cargos in 2025 in support of our reiterated guidance, reflecting market forward prices and recently executed cargo sales.
◦+/- $1.00/MMBtu change in fixed liquefaction fees will impact our full year 2025 Consolidated Adjusted EBITDA by $50 million - $60 million, as opposed to $230 million - $240 million previously.
•We now expect to export 148 cargos from the Calcasieu Project and 234 - 238 cargos from the Plaquemines Project in 2025, inclusive of the 108 and 144 cargos we exported from the Calcasieu Project and the Plaquemines Project, respectively, in the nine months ended September 30, 2025.

We do not provide a reconciliation of forward-looking amounts of Consolidated Adjusted EBITDA to Net income2, the most directly comparable financial measure prepared and presented in accordance with GAAP, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Many of the adjustments and exclusions used to calculate the projected Consolidated Adjusted EBITDA may vary significantly based on actual events, so we are not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to provide a GAAP calculation of these projected amounts. The amounts of these adjustments may be material and, therefore, could result in the GAAP measure being materially different from (including materially less than) the projected non-GAAP measures. The guidance in this press release is only effective as of the date it is given and will not be updated or afﬁrmed unless and until we publicly announce updated or afﬁrmed guidance.

Webcast and Conference Call Information

Venture Global will host a conference call to discuss third quarter results for 2025 and discuss our updated guidance for full year 2025 at 9:00 am Eastern Time (ET) on November 10, 2025. The live webcast of Venture Global’s earnings conference call can be accessed at our website at www.ventureglobal.com along with the earnings press release, financial tables, and slide presentation. After the conclusion of the webcast, a replay will be made available on the Venture Global website.

About Venture Global

Venture Global is an American producer and exporter of low-cost U.S. liquefied natural gas (LNG) with over 100 MTPA of capacity in production, construction, or development. Venture Global began producing LNG from its first facility in 2022 and is now one of the largest LNG exporters in the United States. The company’s vertically integrated business includes assets across the LNG supply chain including LNG production, natural gas transport, shipping and regasification. The company’s first three projects, Calcasieu Pass, Plaquemines LNG, and CP2 LNG, are located in Louisiana along the Gulf of America. Venture Global is developing Carbon Capture and Sequestration projects at each of its LNG facilities.

Forward-Looking Statements

This press release contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included herein are “forward-looking statements.” In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “could,” “should,” “expect,”
1    Consolidated Adjusted EBITDA is a non-GAAP measure. See Reconciliation of Non-GAAP Measures below for further information, including a reconciliation of Consolidated Adjusted EBITDA to Net income2, the most directly comparable financial measure prepared and presented in accordance with GAAP. Consolidated Adjusted EBITDA includes portions attributable to non-controlling interests. For 2025, the non-controlling interest share of Consolidated Adjusted EBITDA is projected to be $105 million - $125 million.
2    Net income as used herein refers to net income attributable to common stockholders on our Condensed Consolidated Statements of Operations.

“plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, expectations regarding the development, construction, commissioning and completion of our projects, expectations regarding sales of LNG cargos, estimates of the cost of our projects and schedule to construct and commission our projects, our anticipated growth strategies and anticipated trends impacting our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including: our potential inability to maintain profitability, maintain positive operating cash flow and ensure adequate liquidity in the future, including as a result of the significant uncertainty in our ability to generate proceeds and the amount of proceeds that will regularly be received from sales of commissioning cargos and excess cargos due to volatility and variability in the LNG markets; the impact of the price of natural gas, including potential decreases in the price of natural gas and its related impact on our ability to pay the cost of gas transportation, the payment of a premium by us for feed gas relative to the contractual price we charge out customers, or other impacts to the price of natural gas resulting from inflationary pressures; our need for significant additional capital to construct and complete some future projects, and our potential inability to secure such financing on acceptable terms, or at all; our potential inability to construct or operate all of our proposed LNG facilities or pipelines or any additional LNG facilities or pipelines beyond those currently planned, including any of the bolt-on expansion opportunities which we have identified, and to produce LNG in excess of our nameplate capacity, which could limit our growth prospects, including as a result of delays in obtaining regulatory approvals or inability to obtain requisite regulatory approvals; significant operational risks related to our natural gas liquefaction and export projects, including the Calcasieu Project, the Plaquemines Project, the CP2 Project, the CP3 Project, the Delta Project, any future projects we develop, our pipelines, our LNG tankers, and our regasification terminal usage rights; our potential inability to accurately estimate costs for our projects, and the risk that the construction and operations of natural gas pipelines and pipeline connections for our projects suffer cost overruns and delays related to obtaining regulatory approvals, development risks, labor costs, unavailability of skilled workers, operational hazards and other risks; potential delays in the construction of our projects beyond the estimated development periods; our potential inability to enter into the necessary contracts to construct the second phase of the CP2 Project, the CP3 Project or the Delta Project on a timely basis or on terms that are acceptable to us; our potential inability to enter into post-COD SPAs with customers for, or to otherwise sell, an adequate portion of the total expected nameplate capacity at the second phase of the CP2 Project, the CP3 Project, the Delta Project or any future projects we develop; our dependence on our EPC and other contractors for the successful completion of our projects and delivery of our LNG tankers, including the potential inability of our contractors to perform their obligations under their contracts; various economic and political factors, including opposition by environmental or other public interest groups, or the lack of local government and community support required for our projects, which could negatively affect the timing or overall development, construction and operation of our projects; the effects of FERC regulation on our interstate natural gas pipelines and their FERC gas tariffs; our potential inability to obtain, maintain or comply with necessary permits or approvals from governmental and regulatory agencies on which the construction of our projects depends, including as a result of opposition by environmental and other public interest groups; the risk that the natural gas liquefaction system and mid-scale design we utilize at our projects will not achieve the level of performance or other benefits that we anticipate; potential additional risks arising from the duration of and the phased commissioning start-up of our projects; the potential risk that our customers or we may terminate our SPAs if certain conditions are not met or for other reasons; potential decreases in the price of natural gas and its related impact on our ability to pay the cost of gas transportation, the payment of a premium by us for feed gas relative to the contractual price we charge our customers, or other impacts to the price of natural gas resulting from inflationary pressures; the potential negative impacts of seasonal fluctuations on our business; our current and potential involvement in disputes and legal proceedings, including the arbitrations and other proceedings currently pending against us and the possibility of a negative outcome in any such dispute or proceeding and the potential impact thereof on our results of operations, liquidity and our existing contracts; the risks related to the development and/or contracting for additional gas transportation capacity to support the operation and expansion capacity of our LNG projects; the risks related to the management and operation of our LNG tanker fleet and our future regasification terminal usage rights; the uncertainty regarding the future of international trade agreements and the United States’ position on international trade, including the effects of any current or future tariffs imposed by the U.S. and any current or future retaliatory tariffs imposed by other countries, including China, on the U.S.; the potential effects of existing and future environmental and similar laws and governmental regulations on compliance costs, operating and/or construction costs and restrictions; our indebtedness levels, and the fact that we may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness. For more information on these and other factors that could cause our results to differ materially from expected results, please refer to the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2024. In addition, please note that the date of this press release is November 10, 2025, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Contacts

Investors:
Ben Nolan
IR@ventureglobalLNG.com

Media:
Shaylyn Hynes
press@ventureglobalLNG.com

VENTURE GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share information)
(unaudited)1

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

REVENUE	$3,329	$926	$9,324	$3,448

OPERATING EXPENSE
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,388	272	3,866	937
Operating and maintenance expense	245	143	714	378
General and administrative expense	105	77	313	224
Development expense	53	156	292	511
Depreciation and amortization	218	89	701	229
Total operating expense	2,009	737	5,886	2,279

INCOME FROM OPERATIONS	1,320	189	3,438	1,169

OTHER INCOME (EXPENSE)
Interest income	27	53	121	187
Interest expense, net	(421)	(128)	(1,007)	(467)
Gain (loss) on interest rate swaps	(144)	(480)	(448)	70
Loss on financing transactions	(141)	(6)	(204)	(14)
Loss on foreign currency transactions	(4)	—	(4)	—
Total other income (expense), net	(683)	(561)	(1,542)	(224)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	637	(372)	1,896	945
Income tax expense (benefit)	87	(78)	354	189
NET INCOME (LOSS)	550	(294)	1,542	756

Less: Net income attributable to redeemable stock of subsidiary	44	37	121	107
Less: Net income attributable to non-controlling interests	10	15	26	44
Less: Dividends on VGLNG Series A Preferred Shares	67	1	202	1
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$429	$(347)	$1,193	$604

BASIC EARNINGS (LOSS) PER SHARE
Net income (loss) attributable to common stockholders per share—basic	$0.18	$(0.15)	$0.49	$0.26
Weighted average number of shares of common stock outstanding—basic	2,433	2,350	2,418	2,350

DILUTED EARNINGS (LOSS) PER SHARE
Net income (loss) attributable to common stockholders per share—diluted	$0.16	$(0.15)	$0.45	$0.23
Weighted average number of shares of common stock outstanding—diluted	2,641	2,350	2,639	2,577

1    Refer to the Venture Global, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission.

VENTURE GLOBAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share information)
(unaudited)1

	September 30, 2025	December 31, 2024

ASSETS
Current assets
Cash and cash equivalents	$1,879	$3,608
Restricted cash	334	169
Accounts receivable	633	364
Inventory, net	227	171
Derivative assets	90	154
Prepaid expenses and other current assets	95	93
Total current assets	3,258	4,559
Property, plant and equipment, net	43,258	34,675
Right-of-use assets	760	602
Noncurrent restricted cash	1,329	837
Deferred financing costs	510	384
Noncurrent derivative assets	384	1,482
Other noncurrent assets	580	952
TOTAL ASSETS	$50,079	$43,491

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$947	$1,536
Accrued and other liabilities	2,120	1,816
Current portion of long-term debt, net	856	190
Total current liabilities	3,923	3,542
Long-term debt, net	31,743	29,086
Noncurrent operating lease liabilities	708	536
Deferred tax liabilities, net	2,024	1,637
Other noncurrent liabilities	860	794
Total liabilities	39,258	35,595

Redeemable stock of subsidiary	1,650	1,529
Equity
Venture Global, Inc. stockholders' equity
Class A common stock, par value $0.01 per share (477 million and 2,350 million shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	4	23
Class B common stock, par value $0.01 per share (1,969 million and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively)	20	—
Additional paid in capital	2,214	512
Retained earnings	3,694	2,611
Accumulated other comprehensive loss	(240)	(249)
Total Venture Global, Inc. stockholders' equity	5,692	2,897
Non-controlling interests	3,479	3,470
Total equity	9,171	6,367
TOTAL LIABILITIES AND EQUITY	$50,079	$43,491

1     Refer to the Venture Global, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

This earnings release contains references to Consolidated Adjusted EBITDA, which is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”).

We believe Consolidated Adjusted EBITDA provides investors and other users of our consolidated financial statements with useful supplemental information to evaluate the financial performance of our business on an unleveraged basis, to enable comparison of our operating performance across periods. Consolidated Adjusted EBITDA also allows investors and other users of our financial statements to evaluate our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

We define Consolidated Adjusted EBITDA as net income attributable to common stockholders of Venture Global Inc., as determined in accordance with GAAP, adjusted to exclude net income attributable to non-controlling interests, income taxes, gain/loss on interest rate swaps, gain/loss on financing transactions, interest expense, net of capitalized interest, interest income, depreciation and amortization, stock-based compensation expense, gain/loss from changes in the fair value of forward natural gas supply contracts, and gain/loss from changes in exchange rates on foreign currency transactions. We believe the exclusion of these items enables investors and other users of our consolidated financial statements to assess our sequential and year-over-year performance and operating trends on a more comparable basis.

Consolidated Adjusted EBITDA has material limitations as an analytical tool and should be viewed as a supplement to and not a substitute for measures of performance, financial results and cash flow from operations calculated in accordance with GAAP. For example, Consolidated Adjusted EBITDA excludes certain recurring, non-cash charges such as stock-based compensation expense and gain/loss from changes in the fair value of forward natural gas supply contracts, and does not reflect changes in, or cash requirements for, our working capital needs. In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Consolidated Adjusted EBITDA does not reflect cash requirements for such replacements. Other companies, including companies in our industry, may also calculate Consolidated Adjusted EBITDA differently, which may limit its usefulness as a comparative measure.

The following table reconciles our Consolidated Adjusted EBITDA for the three and nine months ended September 30, 2025 and 2024 (in millions) to net income (loss) attributable to common stockholders, the most directly comparable financial measure prepared and presented in accordance with GAAP:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$429	$(347)	$1,193	$604
Net income attributable to non-controlling interests	121	53	349	152
Income tax expense (benefit)	87	(78)	354	189
Loss on foreign currency transactions	4	—	4	—
Loss on financing transactions	141	6	204	14
(Gain) loss on interest rate swaps	144	480	448	(70)
Interest expense, net	421	128	1,007	467
Interest income	(27)	(53)	(121)	(187)
INCOME FROM OPERATIONS	$1,320	$189	$3,438	$1,169
Depreciation and amortization	218	89	701	229
Stock based compensation expense	11	5	34	18
(Gain) loss from changes in fair value of other derivatives[1]	(24)	—	91	—
Consolidated Adjusted EBITDA	$1,525	$283	$4,264	$1,416

1 Change in fair value of forward natural gas supply contracts.